Exhibit 10.71

REVENUE-BASED FACTORING MCA PLUS AGREEMENT

THIS REVENUE-BASED FACTORING MCA PLUS AGREEMENT (as the same may be amended, restated, modified, or supplemented from time to time, this “Agreement”) dated as of January 18, 2024 (the “Effective Date”) among ClearThink Capital Partners LLC, a Delaware limited liability company (“Lender”) and Blue Star Foods Corp., a Delaware Corporation (“Borrower”) and provides the terms on which the Lenders shall lend to Borrower and Borrower shall repay the Lenders the loans described herein. The Lenders, and Borrower, each a “Party” and collectively the “Parties”, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS, ACCOUNTING AND OTHER TERMS

1.1 Capitalized terms used herein shall have the meanings set forth in Section 13 to the extent defined therein. All other capitalized terms used but not defined herein shall have the meaning given to such terms in the Code. Any accounting term used but not defined herein shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules thereto. Any section, subsection, schedule or exhibit references are to this Agreement unless otherwise specified.

2. LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay each Lender the outstanding principal amount of the Term Loan advanced to Borrower by such Lender and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with this Agreement.

2.2 Term Loan.

(a) Availability. The Lender, relying upon each of the representations and warranties set out in this Agreement, as well as each of the representations, covenants and warranties set out in the other Loan Documents, hereby severally and not jointly agree with the Borrower that, subject to and upon the terms and conditions of this Agreement, shall advance the Principal Loan to the Borrower on the Effective Date, but in any event no later than three (3) Business Days after the date hereof, by wiring the funds to the Borrower’s Account.

(b) Repayment. Borrower agrees to pay all amounts owing pursuant to the terms of this Agreement, including any financing charge, specified fees, interest and any other charges that may be assessed as provided in this Agreement. The Term Loan shall be repaid by Borrower on the dates specified on Exhibit B-4 of this Agreement (each a “Scheduled Repayment Date”) by the amount set out opposite each Scheduled Repayment Date (each a “Scheduled Repayment Amount”) and in accordance with the Term Loan Amortization Schedule. If any payment is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall be taken into account in calculating the amount of interest payable under this Note. All unpaid principal and accrued and unpaid interest with respect to the Term Loan is due and payable in full on the Maturity Date. The Term Loan may only be prepaid in accordance with Sections 2.2(c) and 2.2(d). Once repaid, no portion of the Term Loan may be reborrowed.

(c) Mandatory Prepayments. If an event described in Section 7.2 hereof occurs, or the Term Loan is accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Lenders, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of: (i) all outstanding principal of the Term Loans plus accrued and unpaid interest thereon accrued through the prepayment date, (ii) the Prepayment Fee (as defined in Section 2.2(d) below), plus (iii) all other Obligations that are due and payable, including, without limitation, interest at the Default Rate with respect to any past due amounts.

(d) Permissive Prepayments and Make-Whole Premium. Borrower shall have the right to make a full prepayment or partial prepayment of any or all of the Obligations in accordance with the prepayment amendment in Exhibit E of this Agreement. The foregoing notwithstanding, upon the prepayment of any principal amount, Borrower shall be obligated to pay a make-whole premium payment on account of such principal so paid, which shall be equal to the aggregate and actual amount of interest (at the contract rate of interest) that would be paid through the Maturity Date (“Prepayment Fee”).

(e) Interest. A one-time interest payment of 25% or $50,000 will be added to the Commitment Amount. And accrued after Principal is paid.

(f) Equity. Restricted common stock issuance equal to $50,000 of the Commitment Amount priced at the most recent closing price is to be issued within 10 days of Closing. The restricted common shares have no registration rights and will be sellable under Rule 144.

2.3 Payment of Interest on the Term Loans.

(a) Interest Rate. Borrower agrees to pay in full the interest as set forth in the Supplement found in Exhibit B-5 of this Agreement. For the avoidance of doubt, interest shall accrue on the principal amount of the Term Loan, commencing on, and including, the Effective Date of such Term Loan, for the entire duration of this Agreement and shall be paid as provided herein.

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall accrue interest at a fixed per annum rate equal to the rate that is otherwise applicable thereto plus five percentage points (5.00%) (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Lender.

(c) 360 Day Year. Interest shall be computed on the basis of a three hundred sixty (360) day year and the actual number of days elapsed.

(d) Debit of Accounts; Payments. All payments on the Term Loan shall be made via automated clearing house transfers of immediately available funds to be initiated by Lender in accordance with the authorization and direction of Borrower to Lender provided in Exhibit B-6 of this Agreement.

(e) Usury Savings Clause. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Term Loan at a rate which could subject Lenders to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to the Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full.

3. CONDITIONS OF LOANS

3.1 Conditions Precedent to Term Loan. Each Lender’s obligation to make the Term Loan is subject to the condition precedent that each Lender shall consent to or shall have received, in form and substance satisfactory to each Lender, such documents, and completion of such other matters, as each Lender may reasonably deem necessary or appropriate.

4. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to the Lender as follows:

4.1 Due Organization, Authorization: Power and Authority. Borrower is duly formed, validly existing and in good standing as under the laws of its jurisdiction of organization or formation and Borrower is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its businesses or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.

4.2 Litigation. Except as disclosed on the Perfection Certificate, there are no actions, suits, investigations, or proceedings pending or, to the knowledge of any of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than Five Hundred Thousand Dollars ($500,000.00).

4.3 No Material Adverse Change; Financial Statements. All consolidated financial statements for Parent and its Subsidiaries, as publicly filed with the U.S. Securities and Exchange Commission fairly present, in conformity with GAAP, in all material respects the consolidated financial condition of Parent and its Subsidiaries, and the consolidated results of operations of Parent and its Subsidiaries. Since the date of the most recent financial statements submitted to any Lender, there has not been a Material Adverse Change.

4.4 Solvency. Borrower and each of its Subsidiaries, when taken as a whole, is Solvent.

4.5 Regulatory Compliance. Neither Borrower nor any of its Subsidiaries has violated any laws, ordinances or rules, the violation of which could reasonably be expected to result in a Material Adverse Change. Borrower and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary to continue their respective businesses as currently conducted.

4.6 Tax Returns and Payments; Pension Contributions. Borrower and each of its respective Subsidiaries has timely filed all required tax returns and reports, and, except as disclosed, each Borrower and each of its respective Subsidiaries, has timely paid all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by such Borrower and such Subsidiaries, in all jurisdictions in which such Borrower or any such Subsidiary is subject to taxes, including the United States, unless such taxes are being contested in good faith.

4.7 Use of Proceeds. Borrower shall use the proceeds of the Term Loan to fund its general business requirements in accordance with the provisions of this Agreement, and not for personal, family, household or agricultural purposes.

4.8 Full Disclosure. No written representation, warranty or other statement of any Borrower or any of its Subsidiaries in any certificate or written statement given to Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized that projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

4.9 Shares. Borrower has full power and authority to create a first lien on its Shares and no disability or contractual obligation exists that would prohibit such Borrower from pledging the Shares pursuant to this Agreement. To Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. With respect to each Subsidiary which is a corporation, the Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. To Borrower’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.

5. AFFIRMATIVE COVENANTS

Borrower shall, and shall cause each of its Subsidiaries to, do all of the following:

5.1 Government Compliance. Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Change.

5.2 Financial Statements, Reports, Certificates, Notices.

(a) Deliver to Lender via public filings on SEC.gov: (i) as soon as available, but no later than sixty (60) days after the last day of each quarter, a company prepared consolidated and consolidating balance sheet, income statement and cash flow statement covering the consolidated operations of Parent and its Subsidiaries; (ii) prompt notice of any material amendments of or other changes to the capitalization table of Borrower (other than Parent) and to the Operating Documents of Borrower or any of its Subsidiaries, together with any copies reflecting such amendments or changes with respect thereto; (iii) prompt notice of any event that (A) could reasonably be expected to materially and adversely affect the Borrower’s Intellectual Property and (B) could reasonably be expected to result in a Material Adverse Change; (iv) written notice at least (10) days’ prior to Borrower’s creation of a new Subsidiary in accordance with the terms of Section 6.10; (v) written notice at least (90) days’ prior to Borrower’s (A) changing its jurisdiction of organization, (B) changing its organizational structure or type, (C) changing its legal name, (D) changing any organizational number (if any) assigned by its jurisdiction of organization, or (E) registering or filing any Intellectual Property; (vi) upon Borrower becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, prompt (and in any event within three (3) Business Days) written notice of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default; (vii) notice of any commercial tort claim of Borrower or any Guarantor and of the general details thereof; (viii) other information as reasonably requested by Lender. (ix) written notice of any litigation or governmental proceedings pending or threatened (in writing) against Borrower or any of its Subsidiaries, which could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of more than Five Hundred Thousand Dollars ($500,000.00); and (x) written notice of all returns, recoveries, disputes and claims regarding Inventory that involve more than Five Hundred Thousand Dollars ($500,000.00) individually or in the aggregate in any calendar year.

(b) Keep proper, complete and true books of record and account in accordance with GAAP and in all material respects. Borrower shall, and shall cause each of its Subsidiaries to, allow, at the sole cost of Borrower, Lender, during regular business hours upon reasonable prior notice (provided that no notice shall be required when an Event of Default has occurred and is continuing), to visit and inspect any of its properties, to examine and make abstracts or copies from any of its books and records, and to conduct a collateral audit and analysis of its operations. Such audits shall be conducted no more often than twice every year unless (and more frequently if) an Event of Default has occurred and is continuing. Notwithstanding the foregoing, upon request of any Lender, Borrower agrees to permit such Lender to communicate with Borrower’s accounting firm, in the presence of a Responsible Officer of the Borrower or the Parent, with respect to the consolidated financial statements delivered pursuant to this Section 6.2.

5.3 Inventory and Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower, or any of its Subsidiaries, and their respective account debtors shall follow Borrower’s, or such Subsidiary’s, customary practices as they exist at the Effective Date.

5.4 Taxes. Timely file and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by Borrower or its Subsidiaries, except as otherwise permitted pursuant to the terms of Section 5.8 hereof.

5.5 Litigation Cooperation. Commencing on the Effective Date and continuing through the termination of this Agreement, make available to the Lender, without expense to the Lender, Borrower and each of Borrower’s officers, employees and agents and Borrower’s books and records, to the extent that the Lender may reasonably deem them necessary to prosecute or defend any third party suit or proceeding instituted by or against the Lender with respect relating to Borrower.

6. NEGATIVE COVENANTS

Borrower shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of the Lender:

6.1 Dispositions. Convey, sell, lease, transfer, assign, dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property (including Intellectual Property), except for Transfers (a) of (i) Inventory in the ordinary course of business and (ii) Inventory, that, prior to the Effective Date, has been written down or written off, together with related tangible assets and non-material Intellectual Property; (b) of worn out or obsolete Equipment; (c) in connection with Permitted Liens, Permitted Investments, Permitted Indebtedness and Permitted Licenses; (d) of any non-material Intellectual Property; (e) from (i) Borrower to another Borrower Guarantor, (ii) a non-Borrower Subsidiary to a Borrower, and (iii) a non-Borrower Subsidiary to another non-Borrower ; or (f) permitted under Section 7.3 below.

6.2 Changes in Business or Management, Ownership. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses engaged in by Borrower as of the Effective Date or reasonably related thereto; (b) liquidate or dissolve or permit any of its Subsidiaries to liquidate or dissolve; or (c) cause or permit, voluntarily or involuntarily, any Key Person to cease to be actively engaged in the management of Borrower unless written notice thereof is provided to Lender within ten (10) days of such Key Person ceasing to be actively engaged in the management of Borrower,

6.3 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, not to be subject to the first priority security interest granted herein (except for Permitted Liens), or enter into any agreement, document, instrument or other arrangement (except with or in favor of the Lender) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower, or any of its Subsidiaries, from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or such Subsidiary’s Intellectual Property.

6.4 Restricted Payments. Following the occurrence and during the continuance of an Event of Default, pay any dividends (other than dividends payable solely in capital stock) or make any distribution or payment in respect of or redeem, retire or purchase any capital stock.

6.5 Transactions with Affiliates. Directly or indirectly enter into any material transaction with any Affiliate of Borrower or any of its Subsidiaries (other than among Borrower), except for (a) transactions that are in the ordinary course of Borrower’s or such Subsidiary’s business, upon fair and reasonable terms that are no less favorable to Borrower or such Subsidiary than would be obtained in an arm’s length transaction with a non- affiliated Person, and (b) Subordinated Debt or equity investments by Borrower’s investors in Borrower or its Subsidiaries.

7. EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

7.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on the Term Loan on its due date, or (b) pay any other Obligation within three (3) Business Days after such Obligation is due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date or the date of acceleration pursuant to Section 9.1 (a) hereof.

7.2 Covenant Default. Borrower or any of its Subsidiaries fails or neglects to perform any obligation in Sections 6.2 (Financial Statements, Reports, Certificates), 6.4 (Taxes), or Borrower violates any provision in Section 7 and such violation is not cured within thirty (30) days after Borrower becomes aware of failure.

7.3 Material Adverse Change. A Material Adverse Change has occurred and is continuing.

7.4 Insolvency. (a) Parent is or becomes Insolvent; (b) Parent and its Subsidiaries, taken as a whole, are or become Insolvent; (c) Borrower or any Material Subsidiary begins an Insolvency Proceeding; or (d) an Insolvency Proceeding is begun against Borrower or any Material Subsidiary and is not dismissed or stayed within forty-five (45) days (but no Term Loan shall be extended while Parent or any Subsidiary is Insolvent and/or until any Insolvency Proceeding is dismissed);

7.5 Judgments. (a) One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000.00) (not covered by independent third party insurance) shall be rendered against Borrower or any of its Subsidiaries and shall remain unsatisfied, unvacated, or unstayed for a period of twenty (20) days after the entry thereof or (b) any judgments, orders or decrees rendered against Borrower that could reasonably be expected to result in a Material Adverse Change;

8. RIGHTS AND REMEDIES

8.1 Rights and Remedies. Upon the occurrence of an Event of Default hereunder (unless all Events of Default have been cured by Borrower, as applicable, or waived by Lender in writing), Lender may, at their option: (i) by written notice to Borrower, declare the entire unpaid principal balance of the Term Loan, together with all accrued interest thereon and any other charges or fees payable hereunder, immediately due and payable regardless of any prior forbearance and (ii) exercise any and all rights and remedies available to it hereunder, under the Subordinated Secured Promissory Note and/or under applicable law, including, without limitation, the right to collect from Borrower all sums due under this Agreement at Borrower’s expense. Borrower shall pay all reasonable costs and expenses incurred by or on behalf of Lender in connection with Lenders’ exercise of any or all of its rights and remedies under this Agreement, including, without limitation, reasonable attorneys’ fees. Borrower waives the right to any stay of execution and the benefit of all exemption laws now or hereafter in effect.

8.2 No Waiver; Remedies Cumulative. Failure by Lender, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the Lender and then is only effective for the specific instance and purpose for which it is given. The rights and remedies of the Lender under this Agreement and the other Loan Documents are cumulative. The Lender has all rights and remedies provided under the Code, any applicable law, by law, or in equity. The exercise by the Lender of one right or remedy is not an election, and Lender’s waiver of any Event of Default is not a continuing waiver. Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

8.3 Demand Waiver. Borrower waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Lender on which Borrower or any Subsidiary is liable.

9. NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission or e-mail; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Any of Lender or Borrower may change its mailing address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:

Blue Star Foods Corp.

3000 NW 109th Avenue

Miami, FL 33172

jkeeler@bluestarfoods.com

If to Lender:

ClearThink Capital Partners

210 West 77th Street, #7W

New York, NY 10024

nyc@clearthink.capital

10. CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

10.1 Waiver of Jury Trial. EACH OF BORROWER AND LENDER UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, ANY OF THE INDEBTEDNESS SECURED HEREBY, ANY DEALINGS AMONG BORROWER, AND/OR LENDER RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED AMONG BORROWER AND/OR LENDER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.2 Governing Law and Jurisdiction.

THIS AGREEMENT, THE OTHER LOAN DOCUMENTS (EXCLUDING THOSE LOAN DOCUMENTS THAT BY THEIR OWN TERMS ARE EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.

(a) Submission to Jurisdiction. Any legal action or proceeding with respect to the Loan Documents shall be brought exclusively in the courts of New York, including, without limitation the Circuit Court of New York County in the State of New York and, by execution and delivery of this Agreement, Borrower hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts. Notwithstanding the foregoing, the Lender shall have the right to bring any action or proceeding against Borrower (or any property of Borrower) in the court of any other jurisdiction Lender deems necessary or appropriate in order to realize on the security for the Obligations. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(b) Service of Process. Borrower irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable requirements of law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Borrower specified herein (and shall be effective when such mailing shall be effective, as provided therein). Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Non-exclusive Jurisdiction. Nothing contained in this Section 11.2 shall affect the right of the Lender to serve process in any other manner permitted by applicable requirements of law or commence legal proceedings or otherwise proceed against Borrower in any other jurisdiction.

11. GENERAL PROVISIONS

11.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each Party. Borrower may not transfer, pledge or assign this Agreement or any rights or obligations under it without Lender’s prior written consent. The Lender has the right, without the consent of or notice to Borrower, to sell, transfer, assign, pledge, negotiate, or grant participation in (any such sale, transfer, assignment, negotiation, or grant of a participation, a “Lender Transfer”) all or any part of, or any interest in, any one or more Lenders’ obligations, rights, and benefits under this Agreement and the other Loan Documents. In the event of such a Lender Transfer, Lender shall have the right to, at its respective sole and absolute option, (a) notify Borrower of such Lender Transfer, in accordance with Section 10 hereof, and direct Borrower to make payments directly to such other Lender or Lenders, indicating such other Lenders’ Pro Rata share of the Term Loan and the amount of the payment to be made in connection therewith, or (b) continue to collect payments hereunder and under the other Loan Documents and pay such other Lenders their Pro Rata Share of the Term Loan, in accordance with, and on such terms, as are determined by and between the Lenders.

11.2 Indemnification. Borrower, jointly and severally, agrees to indemnify, defend and hold the Lender and their respective members, managers, directors, officers, employees, consultants, agents, attorneys, or any other Person affiliated with or the Lender (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents; and (b) all losses or expenses incurred, or paid by Indemnified Person in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents between the Lenders and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct. Borrower hereby further, jointly and severally, indemnifies, defends and holds each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of Borrower, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Lender) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds except for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements directly caused by such Indemnified Person’s gross negligence or willful misconduct.

11.3 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

11.4 Amendments in Writing; Integration. (a) No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by Borrower or any of its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower and the Lender provided that:

(i) no such amendment, waiver or other modification that would have the effect of increasing or reducing a Lender’s Term Loan Commitment or Commitment Percentage shall be effective as to such Lender without such Lender’s written consent;

(ii) no such amendment, waiver or other modification shall, unless signed by all the Lender directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to the Term Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to the Term Loan (B) postpone the date fixed for, or waive, any payment of principal of the Term Loan or of interest on the Term Loan (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C) change the definition of the term “Required Lenders” or the percentage of Lenders which shall be required for the Lenders to take any action hereunder; (D) authorize Borrower to sell or otherwise dispose of all or substantially all or any material portion of the assets, except, in each case with respect to this clause (D), as otherwise may be expressly permitted under this Agreement or the other Loan Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 12.5 or the definitions of the terms used in this Section 12.5 insofar as the definitions affect the substance of this Section 12.5; (F) consent to the assignment, delegation or other transfer by Borrower of any of its rights and obligations under any Loan Document or release Borrower of its payment obligations under any Loan Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; (G) amend any of the provisions of Section 9.4 or amend any of the definitions of Pro Rata Share, Term Loan Commitment, Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of assets hereunder; (H) subordinate the Liens granted in favor of the Lender securing the Obligations. It is hereby understood and agreed that the Lender shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F), (G) and (H) of the immediately preceding sentence.

This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements with respect to such subject matter. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

11.5 Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. Any and all electronic signatures, whether by scan, e-mail, PDF, Docusign or similar means, and any electronic delivery of signature pages hereto, shall be treated as originals.

11.6 Survival. All covenants, representations and warranties made in this Agreement continue in full force and effect until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify the Lender, as well as the confidentiality provisions in Section 12.8 below, shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

11.7 Confidentiality. In handling any confidential information of Borrower and the Lender shall exercise the same degree of care that it exercises for their own proprietary information, but disclosure of information may be made: (a) subject to the terms and conditions of this Agreement, to the Lender’s Subsidiaries or Affiliates; (b) to prospective transferees (other than those identified in (a) above) or purchasers of any interest in the Term Loan (provided, however, the Lender shall obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision or to similar confidentiality terms); (c) as required by law, regulation, subpoena, or other order; (d) to Lender’s regulators or as otherwise required in connection with an examination or audit; (e) as Lender reasonably considers appropriate in exercising remedies under the Loan Documents; and (f) to third party service providers of the Lender so long as such service providers have executed a confidentiality agreement or have agreed to similar confidentiality terms with the Lender with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in the Lender’s possession when disclosed to the Lender, or becomes part of the public domain after disclosure to the Lender at no fault of the Lender; or (ii) is disclosed to the Lender by a third party, if the Lender does not know that the third party is prohibited from disclosing the information. The Lender may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis. The provisions of the immediately preceding sentence shall survive the termination of this Agreement. The agreements provided under this Section 12.8 supersede all prior agreements, understanding, representations, warranties, and negotiations between the parties about the subject matter of this Section 12.8.

11.8 Right of Set Off. Borrower hereby grants to the Lender, a lien, security interest and right of set off as security for all Obligations to Lender hereunder, whether now existing or hereafter arising, upon and against all deposits, credits, and property, now or hereafter in the possession, custody, safekeeping or control of the Lender or any entity under the control of the Lender or in transit. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, the Lender may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other assets securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER ASSETS WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY BORROWER.

11.9 Borrower Liability. Each Borrower may, acting singly, request credit extensions hereunder. Each Borrower hereby appoints the other as agent for the other for all purposes hereunder, including with respect to requesting credit extensions hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all credit extensions made hereunder, regardless of which Borrower actually receives said credit extension, as if each Borrower hereunder directly received all credit extensions. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, and (b) any right to require Lender to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Lender may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of the Lender under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 12.10 shall be null and void. If any payment is made to a Borrower in contravention of this Section 12.10, such Borrower shall hold such payment in trust for the Lender and such payment shall be promptly delivered to the Lender for application to the Obligations, whether matured or unmatured.

12.11. Change of Law. If, due to any change in applicable law or regulations, or the interpretation thereof by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, the performance of any provision of this Agreement, the loans granted pursuant hereto or any transaction contemplated hereby shall become unlawful, impracticable or impossible, the Lender shall have the right, with the consent of the Borrower not to be unreasonably withheld, conditioned or delayed, to amend the terms hereof in good faith so as to comply with the then current laws, rules and/or regulations in the way that, in its reasonable judgment, best and most closely reflects the terms and conditions negotiated herein and intended hereby.

12.12. Subordination to Senior Indebtedness. In addition to the subordination and other provisions contained in any subordination or intercreditor agreement, Borrower and the Lender agree that the payment of all amounts payable hereunder and under the Subordinated Secured Promissory Note are expressly subordinated in right of payment to the payment when due of all obligations under the Senior Indebtedness.

12. DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

“Accounts” shall mean accounts receivable of Parent.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners if such Person is a partnership and, for any Person that is a limited liability company, that Person’s managers and members.

“Borrowing Base” shall mean, at any time, an amount equal to 100% of EligibleAccounts.

“Business Day” is any day that is not a Saturday, Sunday or a day on which banks are closed in the Commonwealth of Virginia.

“Code” is the Uniform Commercial Code, as enacted in the State of Florida.

“Disbursement Instruction Form” is that certain form attached hereto as Exhibit B-2.

“Drawdown” means any principal amount borrowed or to be borrowed (by any means) under the provisions hereof.

“Eligible Accounts” shall mean Accounts that are not excluded as ineligible by virtue of one or more of the criteria set forth below. None of the following shall be Eligible Accounts: (A) Accounts (i) with respect to which the scheduled due date is more than 60 days after the original invoice date, (ii) which are unpaid more than (A) 90 days after the date of the original invoice therefor; (B) Accounts which (i) do not arise from the sale of goods or performance of services in the ordinary course of business, (ii) are not evidenced by an invoice or other documentation reasonably satisfactory to the the Lender, (iii) represent a progress billing, or (iv) are contingent upon any Borrower’s completion of any further performance; (C) Accounts which are owed by an account debtor which (i) does not maintain its chief executive office in the United States or (ii) is not organized under any applicable law of the United States, any State of the United States or the District of Columbia; (D) Accounts which are owed in any currency other than dollars; or (E) Accounts which are owed by any Affiliate, employee, officer, director or stockholder of any Borrower or Guarantor.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity” Restricted common stock issuance equal to $50,000 of the Commitment Amount priced at the most recent closing price is to be issued within 10 days of Closing. The restricted common shares have no registration rights and will be sellable under Rule 144.

“Existing Indebtedness” is the indebtedness of Borrower listed in the Perfection Certificate.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, (d) merchant cash advances; and (e) Contingent Obligations in respect of any of the foregoing.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions or proceedings seeking reorganization, arrangement, or other relief.

“Insolvent” means not Solvent.

“Intellectual Property” shall mean, all (a) trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, logos, trade dress, domain names, web sites, and all other indicia of origin or quality, and goodwill associated therewith and arising therefrom; (b) patents and patent rights; and (c) works of authorship and copyrights therein, and all common law rights in all of the foregoing, and registration and applications for all of the foregoing issued by or filed with the US Patent and Trademark Office, any State of the US, the US Copyright Office, or any foreign equivalent thereof, and all of the foregoing (a)-(c) used in, at, or in connection with and/or necessary for the (i) conduct of any Borrower’s business and/or (ii) useand/or operation.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made under the Code, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Person’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Key Person” is John Keeler.

“Lien” is a mortgage, deed of trust, levy, charge, pledge, security interest, or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, each Subordinated Secured Promissory Note, each Disbursement Instruction Form, any subordination agreements, any note, or notes or guaranties executed by Borrower or any other Person, and any other present or future document, certificate, form or agreement entered into by Borrower or any other Person for the benefit of the Lender in connection with this Agreement; all as amended, restated, or otherwise modified or supplemented from time to time.

“Material Adverse Change” is (a) a material adverse change in the business, operations or condition (financial or otherwise) of Parent, or Parent and each Subsidiary, taken as a whole; (b) a material impairment of the prospect of repayment of any portion of the Obligations, or (c) a material adverse effect on the assets.

“Material Agreement” is any license, agreement or other similar contractual arrangement with a Person or Governmental Authority whereby Borrower or any of its Subsidiaries is reasonably likely to be required to transfer, either in-kind or in cash, prior to the Maturity Date, assets or property valued (book or market) at more than Fifty Thousand Dollars ($50,000.00) in the aggregate or any license, agreement or other similar contractual arrangement conveying rights in or to any material Intellectual Property.

“Maturity Date” is 33 weeks from the Effective Date.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Term Loan.

“Obligations” are all of Borrower’s obligations to pay when due any debts, principal, interest, the Prepayment Fee, the Final Fee, and other amounts Borrower owes the Lenders now or later, in connection with, related to, following, or arising from, out of or under, this Agreement or, the other Loan Documents, or otherwise, and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Borrower assigned to the Lender, and the performance of Borrower’s duties under the Loan Documents.

“One-Time Interest” a one-time interest payment of 25% or $50,000 will be added to the Loan Amount, and accrued after Principal is paid.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Perfection Certificate” is that certain form attached hereto as Exhibit B-1.

“Permitted Indebtedness” is: (a) Borrower’s Indebtedness to the Lender under this Agreement and the other Loan Documents; (b) Indebtedness existing on the Effective Date and disclosed on the Perfection Certificate(s); (c) unsecured Indebtedness to trade creditors and Indebtedness in connection with credit cards incurred in the ordinary course of business; (d) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (c) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Borrower, or its Subsidiary, as the case may be;

“Permitted Investments” are: (a) investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; (b) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (b) shall not apply to Investments of Borrower in any Subsidiary.

“Permitted Licenses” are licenses of over-the-counter software that is commercially available to the public.

“Permitted Liens” are Liens existing on the Effective Date and disclosed on the Perfection Certificates or arising under this Agreement and the other Loan Documents;

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Pro Rata Share” is, as of any date of determination, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of the Term Loan held by such Lender by the aggregate outstanding principal amount of the Term Loan.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.

“Required Lenders” means (i) for so long as the Lead Lender has not assigned or transferred any of its interests in the Term Loan, Lenders holding one hundred percent (100%) of the aggregate outstanding principal balance of the Term Loan, or (ii) at any time from and after the Lead Lender has assigned or transferred any interest in its Term Loan, Lenders holding at least fifty one percent (51%) of the aggregate outstanding principal balance of the Term Loan.

“Responsible Officer” is any of the President, Chief Executive Officer, or Chief Financial Officer of Borrower or Parent.

“Senior Indebtedness” is that Permitted Indebtedness existing on the Effective Date and disclosed on the Perfection Certificate(s).

“Shares” means one hundred percent (100.0%) of the stock, units or other evidence of equity ownership held by Borrower or its Subsidiaries of any Subsidiary which is organized under the laws of the United States.

“Solvent” is, with respect to any Person: the fair salable value of such Person’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of such Person’s liabilities; such Person is not left with unreasonably small capital after the transactions in this Agreement; and such Person is able to pay its debts (including trade debts) as they mature in the ordinary course (without taking into account any forbearance and extensions related thereto).

“Subordinated Debt” is indebtedness incurred by Borrower or any of its Subsidiaries subordinated to all Indebtedness of Borrower and/or its Subsidiaries to the Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to the Lender entered into between Borrower, and/or any of its Subsidiaries, and the other creditor), on terms acceptable to the Lender.

“Subsidiary” is, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries. Unless otherwise specified, references herein to a Subsidiary means a Subsidiary of Borrower.

“Term Loan” is defined in Section 2.2(a) hereof.

“Term Loan Amortization Schedule” means the amortization schedule set forth in Exhibit B-4 of this Agreement.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER: BLUE STAR FOODS CORP.

/s/ John Keeler
By:	John Keeler
Its:	CEO

LENDER: CLEARTHINK CAPITAL PARTNERS

/s/ Stephen Hart
By:	Stephen Hart
Its:	Manager

EXHIBITS TO FOLLOW

EXHIBIT B-2

DISBURSEMENT INSTRUCTION

FORM

The proceeds of the first advance of Term Loan shall be disbursed as follows:

Term Loan	$ 200,000.00

The aggregate net proceeds of the Term Loan shall be transferred to the Designated Deposit Account as follows:

BORROWER:

Blue Star Foods Corp

3000 NW 109 Ave

Miami, FL 33172

Bank Name :

ABA Number:

Account Number:

EXHIBIT B-3

DRAWDOWN

SCHEDULE

Within 3 Business Days of Closing Date

EXHIBIT B-4

REPAYMENT AND AMORTIZATION SCHEDULE

EXHIBIT B-6

AUTHORIZATION AGREEMENT

FOR AUTOMATED CLEARING HOUSE TRANSACTIONS

Borrower hereby authorizes Lender and / or Servicer (or its representatives) to present automated clearing house (ACH) debits to the following checking account in the amount of fees and other obligations due to Lender from Borrower under the terms of the Business Loan and Security Agreement and Subordinated Secured Promissory Note entered into between Lender and Borrower, as it may be amended, supplemented or replaced from time to time. In addition, if an Event of Default (as defined in the Business Loan and Security Agreement or Secured Promissory Note) occurs, Borrower authorizes Lender and / or Servicer (or its representatives) to debit any and all accounts controlled by Borrower or controlled by any entity with the same Federal Tax Identification Number as Borrower up to the total amount, including but not limited to, all fees and charges, due to Lender from Borrower under the terms of the Agreement.

Bank Name :

ABA Number:

Account Number:

This authorization is to remain in full force and effect until all obligations due to Borrower under the Agreement have been fulfilled.

Borrower Information:

Borrower’s Name: BLUE STAR FOODS CORP

Signature of Authorized Representative:

Print Name: John Keeler

Title: CEO

Borrower’s Tax ID:

Date: January 18, 2024

Lenders Information:

ClearThink Capital Partners

Bank Name:

ABA Number:

Account Number: